Exhibit 23.01

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors
Williams Controls, Inc.:

We consent to the incorporation by reference in the registration statements (Nos. 333-42232, 333-43006, 333-59397, and 333-90565, on Form S-3 and No. 333-56591 on Form S-8) of Williams Controls, Inc. of our report dated November 16, 2005, with respect to the consolidated balance sheets of Williams Controls, Inc. as of September 30, 2005 and 2004, and the related consolidated statements of operations, stockholders’ equity (deficit), cash flows, and comprehensive income (loss) for each of the years in the three-year period ended September 30, 2005, which report appears in the September 30, 2005 annual report on Form 10-K of Williams Controls, Inc.

In fiscal year 2003, the Company adopted Statement of Financial Accounting Standard No. 150, as discussed in Note 14 to the consolidated financial statements.

/s/ KPMG LLP
Portland, Oregon
December 7, 2005